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CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 12 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 19, 1996, relating to the financial statements and financial highlights of Quest Cash Reserves, Inc., which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectuses which constitute part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Statement of Additional Information and to the reference to us under the heading "Financial Highlights" in such Prospectuses.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
March 15, 1996